EXHIBIT 10.2

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: October 31, 2005

Original Conversion Price (subject to adjustment herein): $1.00

No.________	$_______________

SENIOR SECURED CONVERTIBLE DEBENTURE

THIS SENIOR SECURED CONVERTIBLE DEBENTURE is one of a series of duly authorized and issued Senior Secured Convertible Debentures of SendTec Acquisition Corp., a Delaware corporation (the “Issuer”) having a principal place of business at 877 Executive Center Drive West, Suite 300, St. Petersburg, FL 33702, designated as its “Senior Secured Convertible Debentures” (this debenture, the “Debenture” and collectively with the other such series of debentures, the “Debentures”), issued pursuant to the Securities Purchase Agreement by and among the Issuer, RelationServe Media, Inc., a Delaware corporation (the “Company”), each of the Purchasers signatory thereto (the “Purchasers”), and Christiana Corporate Trust Services, Inc., a Delaware corporation, in its capacity as administrative agent for the Purchasers (together with its successors and assigns in such capacity, the “Agent”), dated as of October 31, 2005, as amended, modified or supplemented from time to time in accordance with its terms (the “Purchase Agreement”).

FOR VALUE RECEIVED, the Issuer promises to pay to ________________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $_______________, on October 30, 2009 or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.            Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture: (a) capitalized terms not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms shall have the following meanings:

“Alternate Consideration” shall have the meaning set forth in Section 5(d).

“Base Conversion Price” shall have the meaning set forth in Section 5(b).

“Business Day” means any day except Saturday, Sunday and any day that shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Buy-In” shall have the meaning set forth in Section 4(d)(v).

“Change of Control Price” shall have the meaning set forth in Section 6(d).

“Change of Control Put Date” shall have the meaning set forth in Section 6(d).

“Change of Control Put Notice” shall have the meaning set forth in Section 6(d).

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Issuer, by contract or otherwise) of in excess of 33% of the voting securities of the Issuer, or (ii) the Issuer merges into or consolidates with any other Person, or any Person merges into or consolidates with the Issuer and, after giving effect to such transaction, the stockholders of the Issuer immediately prior to such transaction own less than 66% of the aggregate voting power of the Issuer or the successor entity of such transaction, or (iii) the Issuer sells or transfers its assets, as an entirety or substantially as an entirety, to another Person and the stockholders of the Issuer immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (iv) a replacement at one time or within a three year period of more than one-half of the members of the Issuer’s board of directors that is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Issuer of an agreement to which the Issuer is a party or by which it is bound, providing for any of the events set forth above in (i) or (iv). From and after the Consolidation Date, all references to “Issuer” in this definition shall be deemed to refer to “the Company”.

“Common Stock” means the common stock, par value $0.001 per share, of the Issuer and stock of any other class of securities into which such securities may hereafter have been reclassified or changed into. From and after the Consolidation Date, all references to “Issuer” in this definition shall be deemed to refer to “the Company”.

“Consolidation Date” shall have the meaning set forth in the Purchase Agreement.

“Conversion Date” shall have the meaning set forth in Section 4(a).

“Conversion Price” shall have the meaning set forth in Section 4(b).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Debenture or as payment of interest in accordance with the terms.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Dilutive Issuance” shall have the meaning set forth in Section 5(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 5(b).

“Effectiveness Period” shall have the meaning given to such term in the Registration Rights Agreement.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 5(d).

“Initial Public Offering” means the first firm commitment underwritten public offering of securities of the Issuer pursuant to an effective registration statement under the Securities Act lead by a nationally recognized investment bank (other than a registration statement relating either to the sale of securities to employees of the Issuer pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) with gross proceeds to the Issuer of at least $25 million.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“IPO Date” shall have the meaning set forth in Section 6(c).

“IPO Put Date” shall have the meaning set forth in Section 6(c).

“IPO Put Notice” shall have the meaning set forth in Section 6(c).

“Late Fees” shall have the meaning set forth in Section 2(d).

“Mandatory Default Amount” shall equal the sum of (A) the greater of: (i) 120% of the principal amount of this Debenture to be prepaid, plus all accrued and unpaid interest thereon, or (ii) the sum of (X) 101% of the then outstanding principal amount of this Debenture and (Y) an amount equal to all interest, including all accrued and unpaid interest thereon, that would have been paid from the last Interest Payment Date through the Maturity Date assuming no redemption of any portion of the principal amount of the

Debenture then outstanding, and (B) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture.

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” shall mean the date of the first issuance of the Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments that may be issued to evidence such Debenture. The Original Issue Date shall be the Closing Date, as defined in the Purchase Agreement.

“Permitted Indebtedness” shall include (i) up to $2,000,000 ($3,000,000 from and after the Consolidation Date) for the sole purpose of a working capital credit facility, which may have a second priority security interest in the accounts receivable and inventory of the Issuer and from and after the Consolidation Date, of the Company and its Subsidiaries (subordinate to the security interest of the Holders in such assets), (ii) trade payables and indebtedness consisting of capitalized lease obligations and purchase money indebtedness incurred in connection with acquisition of capital assets and obligations under sale-leaseback arrangements with respect to newly acquired or leased assets (including, but not limited to equipment financing transactions); provided, however, that in the case of subsection (ii) such obligations are not secured by liens on any assets of the Issuer, the Company or its Subsidiaries existing as of the Original Issue Date and may only be secured by the assets so acquired or leased thereafter.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Quarterly Redemption” shall mean the redemption of this Debenture pursuant to Section 6(a) hereof.

“Quarterly Redemption Amount” shall mean, as to a Quarterly Redemption, 6.25% of the original principal amount of this Debenture.

“Quarterly Redemption Date” means the 1st day of each November, February, May and August, commencing November 1, 2007.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to which the Issuer and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms; provided that from and after the Consolidation Date, unless the context otherwise requires, “Registration Rights Agreement” means the Registration Rights Agreement to be executed and delivered on the Consolidation Date as provided in the Purchase Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering, among other things, the resale of the Conversion Shares and naming the Holder as a “selling stockholder” thereunder.

“Required Purchasers” shall have the meaning set forth in the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning given to such term in the Purchase Agreement.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market, or if the Common Stock is not traded on a Trading Market, it means a Business Day.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Holders holding a majority of the principal amount of Debentures then outstanding.

Section 2.	Interest.

(a)           Payment of Interest. The Issuer shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 6% per annum, payable quarterly on February 1, May 1, August 1 and November 1, commencing February 1, 2006, on each Quarterly Redemption Date (as to that principal amount then being redeemed), on each Conversion Date (as to that principal amount then being converted), on each IPO Put Date (as to that principal amount being repurchased), on each Change of Control Put Date (as to that principal amount then being repurchased) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash.

(b)	[INTENTIONALLY LEFT BLANK]

(c)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any principal amount converted, provided that the Issuer in fact delivers the Conversion Shares within the time period required by Section 4(d)(ii). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Issuer regarding registration and transfers of this Debenture (the “Debenture Register”).

(d)          Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fees”) that will accrue daily from the date such interest is due hereunder through and including the date of payment.

(e)           Prepayment. Except as otherwise set forth in this Debenture, the Issuer may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

Section 3.	Registration of Transfers and Exchanges.

(a)           Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

(b)          Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c)           Reliance on Debenture Register. Prior to due presentment to the Issuer for transfer of this Debenture, the Issuer and any agent of either of them may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Issuer nor any such agent shall be affected by notice to the contrary.

Section 4.	Conversion.

(a)           Voluntary Conversion. At any time after the Original Issue Date until this Debenture is no longer outstanding, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(c)). The Holder shall effect conversions by delivering to the Issuer and from and after the Consolidation Date, the Company, the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Debenture to be converted and the date on which such conversion is to be effected (a “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture to the Issuer unless the entire principal amount of this Debenture plus all accrued and unpaid interest thereon has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture in an amount equal to the applicable conversion. The Holder and the Issuer shall maintain records showing the principal amount converted and the date of such conversions. The Issuer and from and after the Consolidation Date, the Company, shall deliver any objection to any Notice of Conversion within one Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Issuer shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this Section 4(a), following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof.

(b)          Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $1.00 (subject to adjustment herein) (the “Conversion Price”).

(c)           Holder’s Restriction on Conversion. This Section 4(c) shall apply only at and during such time as the Issuer or from and after the Consolidation Date, the Company is required to file reports and other documents pursuant to Section 13(a) or 15(d) of the Exchange Act. The Issuer shall not effect or cause the effectuation of any conversion of this Debenture, and the Holder shall not have the right to convert any portion of this Debenture, pursuant to Section 4(a) or otherwise, to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Issuer or from and after the Consolidation Date, the Company (including, without limitation, any other Debentures or any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 4(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this section applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder) and of which a portion of this Debenture is convertible shall be in the sole discretion of such Holder. To ensure compliance with this restriction, the Holder will be deemed to represent to the Issuer and the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Issuer and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the most recent Form 10-QSB, Form 10-KSB, Form 10-Q or Form 10-K, as the case may be, of the Issuer or the Company, as applicable, (y) a more recent public announcement by the Issuer or the Company, as applicable, or (z) any other notice by the Issuer, the Company or the Transfer Agent for the Common Stock setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Issuer shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Issuer and from and after the Consolidation Date, the Company, including this Debenture, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this Section 4(c) may be waived by the Holder, at the election of the Holder, upon not less than 61 days’ prior notice to the Issuer, and the provisions of this Section 4(c) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver). Notwithstanding the foregoing, (i) if the Issuer delivers an Optional Redemption Notice in accordance with Section 6(c), then the Holder may elect, on the 10th Trading Day prior to the Optional Redemption Date, to waive the provisions of this Section 4(c) for the period commencing on such 10th Trading Day prior to the Optional Redemption Date and ending on the Optional Redemption Date; (ii) if the Issuer delivers notice of a Change of Control Transaction pursuant to the first sentence of Section 6(d), then the Holder may elect, no earlier than the 10th Trading Day prior to the Change of Control Date to waive the provisions of this Section 4(c) for a period ending on the 30th Trading Day following the Change of Control Date; or (iii) if the Issuer delivers a notice pursuant to Section 5(f)(ii), then the Holder may elect, as of the applicable record or date of the applicable transaction, to waive the provisions of this Section 4(c) for a period ending on the 30th following such record or other applicable date. The provisions of this Section 4(c) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended 4.99% beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such 4.99% limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture. The holders of Common Stock shall be third party beneficiaries of this Section 4(c) and the Issuer and from and after the Consolidation Date, the Company, may not waive this Section 4(c) without the consent of holders of a majority of its Common Stock.

(d)	Mechanics of Conversion.

(i)            Conversion Shares Issuable Upon Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted by (y) the Conversion Price.

(ii)          Delivery of Certificate Upon Conversion. Not later than three Trading Days after any Conversion Date, the Issuer will deliver or cause to be delivered to the Holder (A) a certificate or certificates representing the Conversion Shares, which certificate shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Debenture and (B) a bank check in the amount of accrued and unpaid interest. The Issuer shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by Issuer under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(iii)         Failure to Deliver Certificates. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Issuer and from and after the Consolidation Date, the Company, at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Issuer shall immediately return the certificates representing the principal amount of this Debenture tendered for conversion.

(iv)         Obligation Absolute; Partial Liquidated Damages. If the Issuer or, from and after the Consolidation Date, the Company, fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the third Trading Day after the Conversion Date, the Issuer shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1000 of principal amount being converted, $10 per Trading Day (increasing to $20 per Trading Day after five Trading Days after such damages begin to accrue) for each Trading Day after such third Trading Day until such certificates are delivered. The obligations to issue and deliver the Conversion Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Issuer or, from and after the Consolidation Date, the Company, any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Issuer or the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, such delivery shall not operate as a waiver by the Issuer or the Company of any such action the Issuer or the Company may have against the Holder. In the event the Holder of this Debenture shall elect to convert any or all of the outstanding principal amount hereof, the Issuer and the Company may not refuse conversion based on any claim that the Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Debenture shall have been sought and obtained and the Issuer or the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the principal amount of this Debenture outstanding that is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Issuer shall cause the issuance of the Conversion Shares or, if applicable, cash, upon a properly noticed conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 8 herein for the Issuer’s or Company’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(v)          Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. In addition to any other rights available to the Holder, if the Issuer or from and after the Consolidation Date, the Company, fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(d)(ii) by the third Trading Day after the Conversion Date, and if after such third Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares that the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Issuer or the Company, as applicable, shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the actual sale price of the Common Stock at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation and (B) at the option of the Holder, either reissue (if surrendered) this Debenture in a principal amount equal to the principal amount of the Debenture at the time of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Issuer timely complied with its delivery requirements under Section 4(d)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Debenture with respect to which the actual sale price of the Conversion Shares at the time of the sale (including brokerage commissions, if any) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer and the Company, if applicable, prompt written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Issuer to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Issuer timely pays in full such payment, the Issuer and the Company shall not be required to pay such Holder liquidated damages under Section 4(d)(iv) in respect of the certificates resulting in such Buy-In.

(vi)         Reservation of Shares Issuable Upon Conversion. The Issuer and from and after the Consolidation Date, the Company, covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of this Debenture and payment of interest on this Debenture, each as herein provided, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (and the other holders of the Debentures), not less than such number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the outstanding principal amount of this

Debenture and payment of interest hereunder. The Issuer and from and after the Consolidation Date, the Company, covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and registered for public sale in accordance with the Registration Statement.

(vii)        Fractional Shares. Upon a conversion hereunder the Issuer and from and after the Consolidation Date, the Company, shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Issuer or the Company, as applicable, elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(viii)       Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Debenture so converted and the Issuer and from and after the Consolidation Date, the Company, shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer or the Company the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid.

Section 5.	Certain Adjustments.

(a)           Stock Dividends and Stock Splits. If the Issuer or the Company at any time while this Debenture is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued pursuant to this Debenture), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of Common Stock any shares of capital stock of the Issuer, or the Company, as applicable, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification or if such adjustment is made prior to the Consolidation Date in respect of the Company, such adjustment shall be effective on the Consolidation Date.

(b)          Subsequent Equity Sales. If the Issuer at any time while this Debenture is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. The Issuer shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive the number of Conversion Shares based upon the Base Conversion Price, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion.

(c)           Pro Rata Distributions. If the Issuer or the Company at any time while this Debenture is outstanding shall distribute to all holders of Common Stock (and not to the holders of the Debenture) evidences of its indebtedness or assets (including cash and cash or stock dividends) or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above or if such adjustment is made prior to the Consolidation Date in respect of the Company, such adjustment shall be effective on the Consolidation Date.

(d)          Fundamental Transaction. If, at any time while this Debenture is outstanding, (A) the Issuer or from and after the Consolidation Date, the Company, effects any merger or consolidation of Issuer or the Company, as applicable, with or into another Person, (B) the Issuer or from and after the Consolidation Date, the Company, effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Issuer or from and after the Consolidation Date, the Company, or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Issuer or from and after the Consolidation Date, the Company, effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Conversion Price shall be apportioned among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Issuer or from and after the Consolidation Date, the Company, or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (d) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(e)           Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(f)	Notice to the Holder.

(i)            Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 5, the Issuer shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Issuer or from and after the Consolidation Date, the Company, issues a variable rate security, despite the prohibition thereof in the Purchase Agreement, the Issuer or the Company, as applicable, shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement).

(ii)          Notice to Allow Conversion by Holder. If (A) the Issuer or from and after the Consolidation Date, the Company, shall declare a dividend (or any other distribution) on the Common Stock; (B) the Issuer or from and after the Consolidation Date, the

Company, shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Issuer or from and after the Consolidation Date, the Company, shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Issuer or from and after the Consolidation Date, the Company, shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer or the Company, as applicable, is a party, any sale or transfer of all or substantially all of the assets of the Issuer or the Company, as applicable, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Issuer and from and after the Consolidation Date, the Company, shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer or the Company, as applicable; then, in each case, the Issuer or the Company, as applicable, shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be mailed to the Holder at its last addresses as it shall appear upon the stock books of the Issuer or the Company, as applicable, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Subject to the provisions of this Debenture, the Holder is entitled to convert this Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

Section 6.	Redemptions and Puts.

(a)           Quarterly Redemption. On each Quarterly Redemption Date, the Issuer shall redeem the Quarterly Redemption Amount plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of this Debenture (the “Quarterly Redemption”). The Quarterly Redemption Amount due on each Quarterly Redemption Date shall be paid in cash only. The Holder may convert, pursuant to Section 4(a), any principal amount of this Debenture subject to a Quarterly Redemption at any time prior to the close of business on the last Trading Day prior to the Quarterly Redemption Date. Unless otherwise indicated by the Holder in the applicable Notice of Conversion, any principal amount of this Debenture converted during the 15 Trading Days prior to the Quarterly Redemption Date until the date the Quarterly Redemption Amount is paid in full shall be first applied to the Quarterly Redemption Amount.

(b)          Redemption Procedure. The Issuer shall send a notice to all Holders of each Quarterly Redemption not less than 15 nor more than 20 Trading Days prior to the Quarterly Redemption Date. The payment of cash pursuant to a Quarterly Redemption shall be made on the Quarterly Redemption Date. If any portion of the cash payment for a Quarterly Redemption shall not be paid by the Issuer by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Quarterly Redemption Amount plus all amounts owing thereon is paid in full. Alternatively, if any portion of the Quarterly Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Issuer given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. Notwithstanding anything to the contrary in this Section 6, the Issuer’s determination to redeem in cash shall be applied among the Holders of Debentures ratably. The Holder may elect to convert the outstanding principal amount of the Debenture pursuant to Section 4 prior to actual payment in cash for any redemption under this Section 6 by fax delivery of a Notice of Conversion to the Issuer.

(c)           IPO Put. To the extent practical, the Issuer shall give the Holders not less than 60 days prior written notice of a Initial Public Offering. Upon the occurrence of a Initial Public Offering (the date of the closing thereof being the “IPO Date”), at any time during the 60 days beginning on the IPO Date the Holder of this Debenture may require the Issuer to repurchase this Debenture, in whole or in part in integral multiples of $1,000, in cash at 200% of the principal amount to be repurchased plus accrued and unpaid interest to the repurchase date (the “IPO Put Date”), by delivering written notice thereof to the Issuer (an “IPO Put Notice”), which notice shall indicate the principal amount of the Debenture that the Holder is electing to have redeemed by the Issuer. Upon the Issuer’s receipt of an IPO Put Notice(s) from any other Holders, the Issuer shall promptly, but in no event later than one Business Day following such receipt, notify the Holder of the Issuer’s receipt thereof. The Issuer shall deliver the IPO Price simultaneously with the closing of the Initial Public Offering if the IPO Put Notice is received prior to the consummation of such Initial Public Offering and within five Business Days after the Issuer’s receipt of such notice otherwise. Payments provided for in this Section 6(c) shall have priority to payments to Issuer stockholders, if any, in connection with any Initial Public Offering.

(d)          Change of Control Put. To the extent practical, the Issuer shall give the Holders not less than 30 days prior written notice of a Change of Control Transaction. Upon the occurrence of a Change of Control Transaction (the date of such occurrence being the “Change of Control Date”), at any time during the 60 days beginning on the Change of Control Date the Holder of this Debenture may require the Issuer to repurchase this Debenture, in whole or in part in integral multiples of $1,000, in cash at the Change of Control Price determined pursuant to this Section 6(d) plus accrued and unpaid interest to the repurchase date (the “Change of Control Put Date”), by delivering written notice thereof to the Issuer (a “Change of Control Put Notice”), which notice shall indicate the principal amount of the Debenture that the Holder is electing to have redeemed by the Issuer. Upon the Issuer’s receipt of a Change of Control Put Notice(s) from any other Holders, the Issuer shall promptly, but in no event later than one Business Day following such receipt, notify the Holder of the Issuer’s receipt thereof. The Issuer shall deliver the Change of Control Price simultaneously with the consummation of the Change of Control if the Change of Control Put Notice is received prior to the consummation of such Change of Control and within five Business Days after the Issuer’s receipt of such notice otherwise. Payments provided for in this Section 6(d) shall have priority to payments to Issuer or Company stockholders, as applicable, in connection with a Change of Control. The “Change of Control Price” shall be 200% of the principal amount to be repurchased.

Section 7.            Negative Covenants. So long as any portion of this Debenture is outstanding, the Issuer will not and from and after the Consolidation Date, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

(a)           enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, but excluding Permitted Indebtedness;

(b)          enter into, create, incur, assume or suffer to exist any liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except in connection with Permitted Indebtedness;

(c)           amend its certificate of incorporation, bylaws or other charter documents so as to materially and adversely affect any rights of the Holder;

(d)          repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of Common Stock or Common Stock Equivalents other than to the extent permitted or required under this Debenture or the Transaction Documents;

(e)	enter into any agreement with respect to any of the foregoing; or
(f)	pay cash dividends or distributions on any equity securities.
Section 8.	Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)            any default in the payment of (A) the principal amount of, or (B) interest (including Late Fees) on, or (C) liquidated damages in respect of, any Debenture, as and when the same shall become due and payable (whether on an Interest Payment Date, Quarterly Redemption Date (whether pursuant to Section 6(a) or Section 8(b)), a Conversion Date or the Maturity Date or by acceleration or otherwise), which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within five Trading Days;

(ii)          the Issuer or from and after the Consolidation Date, the Company, shall fail to observe or perform any other covenant or agreement contained in this Debenture or any other Debenture (other than a breach by the Issuer or the Company, as applicable, of its obligations to deliver shares of Common Stock to the Holder upon conversion, which breach is addressed in clause (x) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) five Trading Days after written notice of such default sent by the Agent (acting upon instructions from the Required Purchasers) and (B) ten Trading Days after the Issuer or the Company, as applicable, shall become or should have become aware of such failure;

(iii)         a default or event of default (subject to any grace or cure period provided for in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents, or (B) any other material agreement, lease, document or instrument to which the Issuer or from and after the Consolidation Date, the Company, is bound, where such default or event of default is not cured, if possible to cure, within the earlier to occur of (A) five Trading Days after written notice of such default sent by the Agent (acting upon instructions from the Required Purchasers) and (B) ten Trading Days after the Issuer or the Company, as applicable, shall become or should have become aware of such failure;

(iv)         any representation or warranty made herein, in any other Transaction Document, in any written statement pursuant hereto or thereto, or in any other report, financial statement or certificate made or delivered to the Agent, the Holder or any other holder of Debentures by the Issuer or the Company, as applicable, shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(v)          (1) the Issuer or from and after the Consolidation Date, the Company or any of its Subsidiaries, shall commence a case, as debtor, a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Issuer; or (2) there is commenced a case against the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary, under any applicable bankruptcy or insolvency laws, as now or hereafter in effect or any successor thereto which remains undismissed for a period of 60 days; or (3) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary is adjudicated by a court of competent jurisdiction insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; or (4) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or (5) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary makes a general assignment for the benefit of creditors; or (6) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or (7) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (8) the Issuer, or from and after the Consolidation Date, the Company or any Subsidiary shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or (9) any corporate or other action is taken by the Issuer or from and after the Consolidation Date, the Company or any Subsidiary for the purpose of effecting any of the foregoing;

(vi)         the Issuer or from and after the Consolidation Date, the Company or any of its Subsidiaries, shall default in any of its material obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of any of them in an amount exceeding $75,000 ($150,000 in the case of the Company), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(vii)        from and after the Consolidation Date, the Common Stock shall not be eligible for quotation on or quoted for trading on a Trading Market and shall not again be eligible for and quoted or listed for trading thereon within seven Trading Days;

(viii)       from and after the Consolidation Date, a Registration Statement shall not have been declared effective by the Commission on or prior to the 120th calendar day after the Consolidation Date;

(ix)          if, during the Effectiveness Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Statement, in either case, for more than 10 consecutive Trading Days or 15 non-consecutive Trading Days during any 12 month period; provided, however, that in the event that registrant thereof, is negotiating a Fundamental Transaction and in the written opinion of counsel to such registrant, the Registration Statement would be required to be amended to include information concerning such transactions or the parties thereto that is not available or may not be publicly disclosed at the time, the registrant thereof shall be permitted an additional 10 consecutive Trading Days or 15 non-consecutive Trading Days during any 12 month period relating to such an event; and

(x)           the Issuer or from and after the Consolidation Date, the Company, shall fail for any reason within its control to deliver certificates to a Holder prior to the seventh Trading Day after a Conversion Date pursuant to and in accordance with Section 4(d) or Section 6(c) or the Issuer or the Company, as applicable, shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Debentures in accordance with the terms hereof.

Within two Business Days after the occurrence of any Event of Default, the Issuer shall deliver written notice thereof via facsimile and overnight courier to the Agent and the Holders.

(b)          Declaration of Event of Default; Remedies. If any Event of Default occurs, the Agent, upon receiving the written elections of the Required Purchasers, may declare such Event of Default and may elect that the full principal amount of this Debenture and the other outstanding Debentures, together with interest and other amounts owing in respect thereof shall (i) become immediately due and payable in cash in an aggregate amount equal to the Mandatory Default Amount or (ii) remain outstanding and continue to be paid in the ordinary course except that the Quarterly Redemption Amount with respect to all outstanding Debentures shall become 12% of the original principal amount of all Debentures. Commencing five days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at the rate of 18% per annum, or such lower maximum amount of interest permitted to be charged under applicable law. Upon the payment in full of the Mandatory Default Amount on this entire Debenture, the Holder shall promptly surrender this Debenture to or as directed by the Issuer. Neither the Agent nor any Holder need provide, and the Issuer and from and after the Consolidation Date, the Company, hereby waive any presentment, demand, protest or other notice of any kind, and the Agent may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and under any Security Document and all other remedies available to it under applicable law. No rescission or annulment of any Event of Default by the Agent (acting upon instructions of the Required Purchasers) shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 9.            Security Interest. The Debentures are ratably secured by the STAC Security Agreement dated as of October 31, 2005 between the Issuer and the Agent (together with all amendments and supplements thereto, the “Security Agreement”) and by the related financing statements and certain other instruments as provided in the Security Agreement. Reference is hereby made to the Security Agreement for a description of the collateral thereby pledged and assigned, the nature and extent of the security for the Debentures, and the rights of the Agent, on behalf of the Holders, in respect of such security and otherwise.

Section 10.         Consolidation. Upon the achievement or satisfaction of the Consolidation Milestones and the effectiveness of the Consolidation on the Consolidation Date (as each of those terms is defined and described in the Purchase Agreement), the terms and conditions of this Debenture shall automatically and without any further action on the part of the Issuer, the Company, any Holder or the Agent, be amended, modified and/or supplemented in accordance with the terms of Appendix A to this Debenture. Reference is hereby made to the Purchase Agreement for additional information relating to the Consolidation and related transactions.

Section 11.         Concerning the Agent. The rights and obligations of the Agent under this Debenture are subject to the terms and conditions of the Purchase Agreement and in particular Section 4.20 thereof. Reference is hereby made to the Purchase Agreement for additional information relating to those rights and obligations.

Section 12.	Miscellaneous.

(a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Issuer, at the address set forth above, facsimile number 727-576-7790 Attn: Chief Executive Officer, and from and after the Consolidation Date, to the Company, at 6700 North Andrews Avenue, Fort Lauderdale, Florida 33309, facsimile number: 954-202-6002, Attn: Chief Executive Officer, or such other address or facsimile number as the Issuer or the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section; and all notices or other communications or deliveries to be provided hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Issuer, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Copies of any and all notices or other communications by the Holder, the Issuer or the Company hereunder shall also be delivered to the Agent personally, by facsimile, or sent by a nationally recognized overnight courier service at 1314 King Street, Wilmington, Delaware 19801, facsimile number: 302-421-9015, or to such other address or facsimile number as the Agent may specify for such purposes by notice to the Holders, the Issuer and the Company delivered in accordance with this Section. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Issuer. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

(c)           Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Issuer shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Issuer.

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)           Waiver. Any waiver by the Issuer or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of any party to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(f)           Severability. If any provision of this Debenture is found to be invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Debenture, and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law has been enacted.

(g)           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(i)            Assumption. Any successor to the Issuer or surviving entity in a Fundamental Transaction shall, if this Debenture remains outstanding after such Fundamental Transaction, (i) assume in writing all of the obligations of the Issuer under this Debenture and the other Transaction Documents pursuant to written agreements in form and substance satisfactory to the Holder (such approval not to be unreasonably withheld or delayed) prior to such Fundamental Transaction and (ii) to issue to the Holder a new debenture of such successor entity evidenced by a written instrument substantially similar in form and substance to this Debenture, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debentures held by the Holder and having similar ranking to this Debenture, and satisfactory to the Holder (any such approval not to be unreasonably withheld or delayed). The provisions of this Section 12(i) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations of this Debenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

SENDTEC ACQUISITION CORP.
By:__________________________________ Name: Title:

RelationServe Media, Inc. (the “Company”), a Delaware corporation, agrees, effective from and after the Consolidation Date only, to be bound by all provisions of this Debenture, jointly and severally with the Issuer, and in particular to comply with all provisions relating to issuance of shares of Common Stock of the Company as payment of interest on the Debentures and conversion of the Debentures into shares of Common Stock of the Company, including without limitation the provisions of Sections 2, 4, 5 and 6.

RELATIONSERVE MEDIA, INC.
By:__________________________________ Name: Title:

SENDTEC ACQUISITION CORP.

SENIOR SECURED CONVERTIBLE DEBENTURE

APPENDIX A

Effective automatically at 5 p.m. (New York City time) on the Consolidation Date, the following terms will apply to the foregoing Debenture as if set forth in full therein:

1.	Section 1 shall be amended to add the following definitions:

“Corporate Milestones” means, as of a date in question, (i) all of the outstanding Common Stock is listed for trading on the Nasdaq SmallCap Market, the New York Stock Exchange or the Nasdaq National Market and (ii) for 20 of the 30 consecutive Trading Days immediately prior to such date, which 30 consecutive Trading Day period shall not have commenced until after the Effective Date, (A) the average daily trading volume of the Common Stock on such market or exchange shall be equal to at least $750,000 and (B) the VWAP shall equal or exceed 200% of the Market Price.

“Equity Conditions” shall mean, during the period in question, (i) the Company and the Issuer shall have duly honored all conversions and redemptions and puts, if any, scheduled to occur or occurring by virtue of one or more Notice of Conversions of the Holder or other appropriate notice, (ii) all liquidated damages and other amounts owing to the Holder in respect of this Debenture shall have been paid; (iii) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to the Transaction Documents (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iv) the Common Stock is trading on the Trading Market and all of the shares of Common Stock issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares of Common Stock issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event that, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) the issuance of the shares in question (or, in the case of a redemption, the shares issuable upon conversion in full of the principal amount of the Debentures being redeemed) to the Holder would not violate the limitations set forth in Section 4(c) and (viii) no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction has occurred that has not been consummated.

“Interest Conversion Rate” means the lesser of (a) the Conversion Price and (b) 93% of the lesser of (i) the average of the VWAPs for the five Trading Days immediately prior to the applicable Interest Payment Date or (ii) the average of the VWAPs for the five Trading Days immediately prior to the date the applicable Interest Conversion Shares are issued and delivered if after the Interest Payment Date.

“Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

“Interest Make-whole Quantity” means, with respect to any Interest Payment Date for which the Company elects to pay interest in shares of Common Stock as provided in Section 2, a number of shares of Common Stock equal to the difference between (i) the Interest Share Amount for such Interest Payment Date divided by the applicable Interest Make-whole Rate, minus (ii) the actual number of Interest Conversion Shares paid on the Interest Payment Date.

“Interest Make-whole Rate” means, with respect to any Interest Payment Date for which the Company elects to pay interest in shares of Common Stock as provided in Section 2, the average of the VWAPs for the ten Trading Days immediately following such Interest Payment Date.

“Interest Make-whole Trigger” means, with respect to any Interest Payment Date for which the Company elects to pay interest in shares of Common Stock as provided in Section 2, that the Interest Conversion Rate used to determine such Interest Conversion Shares exceeds the related Interest Make-whole Rate.

“Interest Notice Period” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Market Price” means the closing bid price for the Common Stock of the Company on the principal Trading Market on the Original Issue Date.

“Optional Redemption Date” shall have the meaning set forth in Section 6(c) hereof.

“Optional Redemption Notice” shall have the meaning set forth in Section 6(c) hereof.

“Optional Redemption Price” shall mean the sum of (i) the then outstanding principal amount of this Debenture, (ii) accrued but unpaid interest through the Optional Redemption Date, (iii) the interest payments, not yet accrued, but that would be payable through the Maturity Date, and (iv) all liquidated damages and other amounts due in respect of the Debenture.

“Qualified Offering” means a private or public offering of Common Stock or Common Stock Equivalents where the gross proceeds to the Company equal or exceed $25 million and the effective price per share equals or exceeds twice the Conversion Price.

2.	Sections 2(a) - (d) are amended to read in their entirety as follows:
Section 2.1	Interest.

(a)           Payment of Interest in Cash or Kind. The Issuer shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 6% per annum, payable quarterly on February 1, May 1, August 1 and November 1, commencing February 1, 2006, on each Quarterly Redemption Date (as to that principal amount then being redeemed), on each Conversion Date (as to that principal amount then being converted), on each Optional Redemption Date (as to that principal amount being redeemed), on each Change of Control Put Date (as to that principal amount then being repurchased) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”), in cash or except in the case of interest paid on the Optional Redemption Date or any change of Control Put Date, shares of Common Stock at the Interest Conversion Rate, or a combination thereof (the amount of any interest to be paid in shares, the “Interest Share Amount”); provided, however, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date (the “Interest Notice Period”) and through and including the date such shares of Common Stock are issued to the Holder: (x) all of the Equity Conditions, unless waived by the Agent (in accordance with instructions from the Required Purchasers) in writing, have been met, (y) the average daily trading volume of the Common Stock on such market or exchange shall be equal to at least $400,000 and (z) the Issuer shall have given the Holder notice in accordance with the notice requirements set forth below. On an Interest Payment Date, the number of shares to be delivered, if any, shall equal the quotient of (x) the applicable Interest Share Amount divided by (y) the then Interest Conversion Rate (the “Interest Conversion Shares”). Not more than five Trading Days prior to the commencement of an Interest Notice Period for which the Company is electing to deliver Interest Conversion Shares, the Company shall deliver to the Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient of (x) the applicable Interest Share Amount divided by (y) the then Conversion Price (the “Preliminary Interest Conversion Shares”) and on the applicable Interest Payment Date, the Company shall deliver the difference, if any, between the Interest Conversion Shares and the Preliminary Interest Conversion Shares to the Holder’s Account with The Depository Trust Company. If there is an Interest Make-whole Trigger for any Interest Payment Date for which the Company has delivered Interest Conversion Shares, the Issuer shall pay to the Holder not later than the 15th Trading Day after such Interest Payment Date, the number of shares of Common Stock equal to the applicable Interest Make-whole Quantity.

(b)          Issuer’s Election to Pay Interest in Kind. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Prior to the commencement of an Interest Notice Period, the Issuer and the Company shall provide the Holder with ten days’ written notice of their election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock (if permitted) or a combination thereof (they may indicate in such notice that the election contained in such notice shall continue for later periods until revised) and the Interest Share Amount as to the applicable Interest Payment Date. During any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election to pay the interest on such Interest Payment Date in cash. At any time the Issuer and the Company deliver a notice to the Holder electing to pay the interest in shares of Common Stock, the Company shall file a prospectus supplement pursuant to Rule 424 disclosing such election.

(c)           Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 4(d)(ii) and only for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Conversion Shares within the time period required by Section 4(d)(ii). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Issuer regarding registration and transfers of this Debenture (the “Debenture Register”). Except as otherwise provided herein, if at any time the Issuer pays interest partially in cash and partially in shares of Common Stock to the holders of the Debentures, then such payment shall be distributed ratably among the holders of the Debentures based on their (or predecessors’) initial purchases of Debentures pursuant to the Purchase Agreement.

(d)          Late Fee. All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 18% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) (“Late Fees”) that will accrue daily from the date such interest is due hereunder through and including the date of payment. Notwithstanding anything to the contrary contained herein, if on any Interest Payment Date the Issuer and the Company have elected to pay interest in Common Stock and are not able to pay accrued interest in the form of Common Stock because it does not then satisfy the conditions for payment in the form of Common Stock set forth above, then, at the option of the Holder, the Issuer, in lieu of delivering either shares of Common Stock pursuant to this Section 2 or paying the regularly scheduled cash interest payment, shall deliver on the applicable Interest Payment Date, an amount in cash equal to the product of the number of shares of Common Stock otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date and the highest VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is made. If any Interest Conversion Shares are issued to the Holder in connection with an Interest Payment Date and are not applied against an Interest Share Amount, then the Holder shall promptly return such excess shares to the Issuer.

3.            The Conversion Price set forth in Section 4(b) shall be $1.50 (subject to adjustment as provided herein, with such first adjustment, if any, to be calculated from the Original Issue Date to the Consolidation Date).

4.	Section 4(d)(ii) is amended to read in its entirety as follows:

(ii)          Delivery of Certificate Upon Conversion. Not later than three Trading Days after any Conversion Date, the Company will deliver or cause to be delivered to the Holder (A) a certificate or certificates representing the Conversion Shares, which certificate shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of this Debenture (including, if the Issuer and the Company have given continuous notice pursuant to Section 2(b) for payment of interest in shares of Common Stock at least 20 Trading Days prior to the date on which the Conversion Notice is delivered to the

Company, shares of Common Stock representing the payment of accrued interest otherwise determined pursuant to Section 2(a) but assuming that the Interest Payment Period is the 20 Trading Days period immediately prior to the date on which the Conversion Notice is delivered to the Company and excluding for such issuance the condition that the Company deliver Interest Conversion Shares as to such interest payment) and (B) a bank check in the amount of accrued and unpaid interest not otherwise paid in Interest Conversion Shares (if the Company is required to pay accrued interest in cash). The Company shall, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

5.	Section 5(b) is amended to read in its entirety as follows:

(b)          Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Debenture is outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then (i) if such issuance occurs during the period from the Original Issue Date until the later of (A) the 18 month anniversary of the Consolidation Date and (B) the closing date of a Qualified Offering, the Conversion Price shall be reduced to equal the Base Conversion Price, and (ii) if such issuance occurs thereafter until this Debenture is no longer outstanding, the Conversion Price shall be reduced and only reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance (such fractional result, the “Average Conversion Price”). Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. The Issuer shall notify the Holder in writing, no later than the Business Day following the issuance of any Common Stock or Common Stock Equivalents subject to this section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive the number of Conversion Shares based upon the Base Conversion Price or the Average Conversion

Price, as applicable, regardless of whether the Holder accurately refers to the Base Conversion Price or the Average Conversion Price, as applicable, in the Notice of Conversion.

6.	Section 6(c) is amended to read in its entirety as follows:

(c)           Optional Redemption. Notwithstanding anything herein to the contrary, after the first anniversary of the Consolidation Date, the Issuer may redeem the then outstanding principal amount of all the Debentures then outstanding in whole and not in part at the Optional Redemption Price; provided that as of the date the Issuer provides notice of such optional redemption (the “Optional Redemption Notice”) and as of the date set for redemption (the “Optional Redemption Date”), the Company has achieved the Corporate Milestones and all Equity Conditions are satisfied. The Issuer shall provide the Optional Redemption Notice not less than 15 nor more than 20 Trading Days prior to the Optional Redemption Date. On the Optional Redemption Date, the Issuer shall pay the Optional Redemption Price in cash to the Holders. The Holder may convert, pursuant to Section 4(a), any principal amount of this Debenture at any time prior to the close of business on the last Trading Day prior to the Optional Redemption Date.

7.	The definition of “Change of Control Price” set forth in Section 6(d) is amended to read in its entirety as follows:

The “Change of Control Price” shall be 120% of the principal shall be 120% of the principal amount to be repurchased if the Change of Control Date occurs after the Original Issue Date and before the first anniversary of the Consolidation Date; 115% of the principal amount to be repurchased if the Change of Control Date occurs on or after the first but before the second anniversary of the Consolidation Date; 110% of the principal amount to be repurchased if the Change of Control Date occurs on or after the second but before the third anniversary of the Consolidation Date; and 105% of the principal amount to be repurchased if the Change of Control Date occurs thereafter.

8.	Section 10 is amended to read in its entirety as follows:

Section 10. General Continuing Guaranty. The due and punctual payment of the principal of, and interest on, the amounts owed by the Issuer under this Debenture and the other Debentures, and the due and punctual payment of all other obligations owed by the Company, the Issuer or any other Subsidiary of the Company pursuant to the Transaction Documents, are jointly and severally guarantied by the Company and the Subsidiaries (other than the Issuer) pursuant to the Transaction Guaranty in favor of the Holders and the Agent. The obligations of the Company and the Subsidiaries hereunder and under the Transaction Guaranty are ratably secured by the Guarantor Security Agreement dated as of the date hereof among the Issuer, the Company, the other grantors party thereto and the Agent (together with all amendments and supplements thereto, the “Guarantor Security Agreement”). Reference is hereby made to (i) the Transaction Guaranty for a description of the obligations guarantied thereunder, the conditions of such Guaranty, and the rights of the Holders and the Agent in respect thereof and (ii) the Guarantor Security Agreement for a description of the collateral thereby pledged and assigned, the nature and extent of the security for the Debentures, and the rights of the Holders in respect of such security and otherwise.

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